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EXHIBIT 5.1

[Letterhead of Goodwin Procter LLP]

October 3, 2005

Mac-Gray Corporation and
the Guarantors listed on Schedule I hereto

c/o Mac-Gray Corporation
22 Water Street
Cambridge, Massachusetts 02141

Re: Mac-Gray Corporation 7 5/8% Senior Notes due 2015

Ladies and Gentlemen:

        This opinion is furnished to you in connection with your filing of a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the offer by Mac-Gray Corporation, a Delaware corporation (the "Company") to exchange up to $150 million aggregate principal amount of its 7 5/8% Senior Notes due 2015 (the "Exchange Securities") for its existing 7 5/8% Senior Notes due 2015 (the "Securities"). The Securities are, and the Exchange Securities will be, guaranteed by Mac-Gray Services, Inc., a Delaware corporation ("Mac-Gray Services") and Intirion Corporation, a Delaware corporation ("Intirion" and together with Mac-Gray Services, the "Guarantors"). The Exchange Securities will be issued in accordance with the provisions of the Indenture (the "Indenture"), dated as of August 16, 2005, among the Company, the Guarantors and Wachovia Bank, National Association (the "Trustee") as contemplated by the Registration Rights Agreement, dated as of August 16, 2005, among the Company, the Guarantors and J.P. Morgan Securities Inc. (the "Registration Rights Agreement").

        For purposes of the opinions expressed below, we have reviewed such documents and conducted such investigation as we deemed appropriate. For certain matters of fact, we have relied on certificates or telephonic confirmations of public officials and certificates and statements of officers or representatives of the Company or the Guarantors.

        The opinions expressed below are qualified to the extent that the validity or enforceability of any provision of any instrument or document or any rights granted thereunder may be subject to or affected by any bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

        In rendering the opinions expressed below, we express no opinion other than as to the laws of the United States, the State of New York, the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

        Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when the Exchange Securities (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the guarantees (contained in the Indenture) of the Exchange Securities by each of the Guarantors will be valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their terms.

        This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

SCHEDULE I

Mac-Gray Services, Inc.
Intirion Corporation

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EXHIBIT 5.1